Exhibit 99.1

Westwater Appoints Karli Anderson to its Board of Directors

CENTENNIAL, Colo., September 27, 2018 – Westwater Resources, Inc. (“Westwater,” or the “Company”) (Nasdaq: WWR), an energy materials development company, announced today that Karli Anderson was appointed to the Board of Directors effective September 26, 2018.

Anderson, 45, most recently served as Vice President Investor Relations for Royal Gold, Inc (NASDAQ: RGLD), a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties, and similar production-based interests with over 190 properties on six continents. Previously, Karli was a Senior Director of Investor Relations for Newmont Mining Corporation (NYSE: NEM), one of the world's largest gold producers. Karli also serves on the Board of Directors of the Women’s Mining Coalition.

Terence J. Cryan, Chairman of the Board of Directors of Westwater Resources commented, “We are thrilled to be adding Karli to our Board. Her insights and guidance will be invaluable; she brings a wealth of experience in the mining industry, as well as her advocacy towards greater corporate governance within the investment community, which will be critical assets to WWR.”

Mrs. Anderson holds a Bachelor’s Degree in telecommunications from Ohio University, a Masters of Business Administration (finance) from the Wharton School at the University of Pennsylvania and is in the process of completing her Master’s Degree in Professional Accounting from Colorado State University.

“I’m delighted to be a part of Westwater’s Board at such an exciting time for the Company,” stated Mrs. Anderson. “With the recently completed acquisition of Alabama Graphite, this is an excellent opportunity for me to add value to the Company, as it develops its domestic, made-in-the-USA battery-graphite business, while leveraging its lithium and uranium properties.”

About Westwater Resources

WWR is focused on developing energy-related materials.  The Company’s battery materials projects include the Coosa Graphite Project and the associated Coosa Graphite Mine located across 41,900 acres in east-central Alabama.  In addition, the Company maintains lithium mineral properties in three prospective lithium brine basins in Nevada and Utah.  WWR’s uranium projects are located in Texas and New Mexico.  In Texas, the Company has two licensed and currently idled uranium processing facilities and approximately 11,000 acres (4,400 ha) of prospective in-situ recovery uranium projects.  In New Mexico, the Company controls mineral rights encompassing approximately 188,700 acres (76,394 ha) in the prolific Grants Mineral Belt, which is one of the largest concentrations of sandstone-hosted uranium deposits in the world.  Incorporated in 1977 as Uranium Resources, Inc., WWR also owns an extensive uranium information database of historic drill hole logs, assay certificates, maps and technical reports for the Western United States.  For more information, visit www.westwaterresources.net.

Cautionary Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing events or developments that WWR expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s growth and developments at the Company’s projects, are forward-looking statements.  Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties.  These risk factors and uncertainties include, but are not limited to, (a) the Company’s ability to successfully integrate Alabama Graphite Corporation’s business into its own, and the risk that additional analysis of the Coosa Graphite Project may result in revisions to the findings of WWR’s initial optimization study; (b) the Company’s ability to raise additional capital in the future; (c) spot price and long-term contract price of graphite, lithium and uranium; (d) risks associated with our domestic operations; (e) operating conditions at the Company’s projects; (f) government and tribal regulation of the graphite industry, the lithium industry, the uranium industry, and the power industry; (g) world-wide graphite, lithium and uranium supply and demand, including the supply and demand for lithium-based batteries; (h) maintaining sufficient financial assurance in the form of sufficiently collateralized surety instruments; (i) unanticipated geological, processing, regulatory and legal or other problems the Company may encounter in the jurisdictions where the Company operates or intends to operate, including in Alabama, Texas, New Mexico, Utah, and Nevada; (j) the ability of the Company to enter into and successfully close acquisitions or other material transactions; (k) the results of the Company’s lithium brine exploration activities at the Columbus Basin, Railroad Valley, and Sal Rica projects, and the possibility that future exploration results may be materially less promising than initial exploration result; (I) any graphite, lithium or uranium discoveries not being in high-enough concentration to make it economic to extract the metals; (m) currently pending or new litigation or arbitration; and (n) other factors which are more fully described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release. The results of the initial optimization study are preliminary in nature and subject to revision following WWR’s further analysis of the Coosa project.

Westwater Resources Contact:	Investor Relations Contact:
Christopher M. Jones, President & CEO	Michael Porter
Phone: 303.531.0480	Porter, LeVay and Rose
Jeff Vigil, VP Finance & CFO	Phone: 212.564.4700
Phone: 303.531.0481
Email: Info@WestwaterResources.net	Email: Westwater@plrinvest.com